FOURTH AMENDMENT TO THE ABSOLUTE SHARES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT, effective as of November 11, 2016, to the Fund Administration Servicing Agreement dated as of June 11, 2014, as amended April 7, 2015, October 7, 2015 and October 1, 2016, (the “Agreement”), is entered into by and between ABSOLUTE SHARES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the WBI Power FactorTM High Yield Dividend ETF to the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ABSOLUTE SHARES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Don Schreiber, Jr.	By: /s/ Michael R. McVoy

Name: Don Schreiber, Jr.	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

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Amended Exhibit A to the Fund Administration Servicing Agreement – Absolute Shares Trust

Fund Names

Name of Series

WBI Tactical SMG Shares (WBIA)

WBI Tactical SMV Shares (WBIB)

WBI Tactical SMY Shares (WBIC)

WBI Tactical SMS Shares (WBID)

WBI Tactical LCG Shares (WBIE)

WBI Tactical LCV Shares (WBIF)

WBI Tactical LCY Shares (WBIG)

WBI Tactical LCS Shares (WBIL)

WBI Tactical Income Shares (WBII)

WBI Tactical High Income Shares (WBIH)

WBI Tactical Rotation Shares (WBIR)

WBI Power FactorTM High Yield Dividend ETF (WBIY)

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